

FENBO HOLDINGS LIMITED

Investor Presentation

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Issuer Free Writing Prospectus dated November 2, 2023
Relating to Preliminary Prospectus dated October 27, 2023
Registration Statement No. 333-274448

Free Writing Prospectus

This free writing prospectus relates to the proposed initial public offering (the "offering") of Fenbo Holdings Limited (the "Company", "we, "us" or "our") (together with its subsidiaries, the "Group"), which highlights the basic information about the offering and the Company, and therefore should be read together with the registration statement on Form F-1 (the "Registration Statement") we filed with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1957001/000149315223038476/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec .gov.

Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

Forward-Looking Statements

This presentation contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview" and "Business." These statements relate to events that involve known and unknown risks, uncertainties, and other factors, including those listed under "Risk Factors," which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as "believe," "plan," "expect," "intend," "should," "seek," "estimate," "will," "aim" and "anticipate," or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical fact included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties, and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in "Risk Factors" and in this section of the presentation.

Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national, or global political, economic, business, competitive, market and regulatory conditions and the following:
our Operating Subsidiaries' business strategies, operating plans, and business prospects; our Operating Subsidiaries' capital commitment plans and funding requirements; our ability to effectuate and manage our Operating Subsidiaries' planned business expansion; our Operating Subsidiaries' ability to attract customers and maintain customer loyalty; our Operating Subsidiaries' ability to retain senior management team members and recruit qualified and experienced new team members; our Operating Subsidiaries' ability to maintain their competitiveness and operational efficiency; our Operating Subsidiaries' prospective financial conditions; general economic market and business and financial conditions in Hong Kong, the PRC and globally; laws, regulations, and rules for the personal care electric appliance industry in Hong Kong, the PRC and globally; future trends, developments, and conditions in the personal care electric appliance industry in Hong Kong, the PRC and globally; certain statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to trends in prices, volumes, and operations; our ability to execute strategies for our Operating Subsidiaries; changes in the need for capital and the availability of financing and capital to fund those needs; our ability to anticipate and respond to changes in the markets in which our Operating Subsidiaries operate, and to client demands, trends and preferences; exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our Operating Subsidiaries' business; changes in interest rates or rates of inflation; legal, regulatory, and other proceedings arising out of our Operating Subsidiaries' operations; and other factors that are described in "Risk Factors."

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update nor revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this presentation and the documents that we reference in this presentation and have filed as exhibits to the registration statement, of which this presentation is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This presentation contains certain data and information that we obtained from various research and other publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for personal care electric appliances / hair styling products may not grow at the rate projected by such market data, or at all. Failure of our industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Note: Able Industries Limited ("AIL"), Fenbo Industries Limited ("FIL") and Fenbo Plastic Products Factory (Shenzhen) Ltd. ("FPPF"), collectively refer to the "Operating Subsidiaries".

Contents

Offering Summary

Issuer	Fenbo Holdings Limited (the "Company")
Securities	Ordinary Shares
Offering Type	Initial Public Offering
Proposed Symbol	NASDAQ: FEBO
Securities Offered	1,000,000 Ordinary Shares or 1,150,000 Ordinary Shares if the underwriter exercises the over-allotment option in full
Offering Price	$4.00 to $6.00 Per Ordinary Share
Gross Proceeds	$5.00 million (based upon an assumed initial public offering price of $5.00 per ordinary share, which is the midpoint of the estimated initial public offering price range) (or $5.75 million if the underwriter exercises the over-allotment option in full)
Use of Proceeds	We currently intend to use the net proceeds from this offering: (i) approximately 40% to expand our production capacity and capability; (ii) (ii) approximately 20% to strengthen our engineering, research, and development capability; (iii) approximately 15% to penetrate and further expand into new and existing geographical markets;and (iv) approximately 25% for general working capital and other general corporate purposes. See "Use of Proceeds" on page 50 of this prospectus
Underwriter	EF Hutton, division of Benchmark Investments, LLC





See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Use of Proceeds

Use of Proceeds


25%
40%
15%
20%

- 40% for expanding production capacity and capability
- 20% for strengthening engineering, research and development capability
- 15% for penetrating and further expanding into new and existing geographical markets
- 25% for general working capital and other corporate purposes



**As of October 27, 2023*
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

FENBO

Business Overview



OEM

An OEM manufacturer of electrical hair styling products for Spectrum Brands.

Innovation

Emphasis on the innovation of the design and styling of electrical hair styling products that appeals to the demands of different customers.

Europe, U.S., Latin America

Products are sold to Europe, U.S. and Latin America under the Remington brand, which Spectrum Brands has the right to use.



**As of October 27, 2023*
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Milestones



- **1993** – Fenbo Industries Limited was established in Hong Kong as a toy manufacturer and distributor
- **2005** – Fenbo shifted its operations to the manufacturing and sales of personal care electric appliances and established Able Industries Ltd. in Hong Kong
- **2006** – Served as an OEM for Spectrum Brands
- **2010** – Fenbo Plastic Products Factory (Shenzhen) Ltd. established and is engaged in the manufacturing and production of electric appliances
- **2022** – Reorganization completed

FENBO

Efficient Manufacturing Facility

- **Production facilities in Shenzhen of about 11,000 sq. meters**
- **Production capacity of about three million units of electrical hair styling products per annum**

Manufacturing Process



Spray painting
1
Research and design
2
Engraving and mould preparing
3
Plastic moulding
4
Parts assembling
5
Parts function checking
6
Quality inspection
7
Product assembling
8
Final inspection
9
Packaging
10
Delivery



2016年度最佳合作客户单位

FENBO

A Broad Product Range

Our electrical hair styling products can be divided into three sub-categories




01

Curling wands and irons




02

Flat irons and hair straighteners



03

Others (which mainly includes trimmer, nail polisher, pet shampoo brush, eyebrow pliers etc.)

A Diversified Market Coverage

Our products are sold by Spectrum, under the Remington brand, to Europe, the U.S. and Latin America


North America
Europe
Asia and others
South America

Investment Highlights

Long-term and stable relationship with "Spectrum Brands"

Over a decade of operating history in a highly fragmented market


SpectrumBrands

Strong R&D capability to anticipate market trend and to develop innovative products meeting customer needs

Experienced and dedicated management team with proven track record and in-depth market knowledge

Stringent quality control measures adhering to global player's requirements

**As of October 27, 2023*

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Stable Relationship With Spectrum Brands

An OEM electrical hair styling product manufacturer for Spectrum Brands, a diversified global branded consumer products and home essentials company



REMINGTON
REVEAL
CERAMIC

A solid and stable long term business relationship with Spectrum Brands since 2006

Produces a variety of electrical hair styling products under the popular worldwide personal care brand "Remington" for Spectrum Brands

**As of October 27, 2023*
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Proactive Development of Innovative Products



proactively design, research & develop



innovative & trendy products



innovation of the design and styling of electrical hair styling products



meeting customers' preference of different demographical origins with different value-added features

*As of October 27, 2023

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

FENBO

Stringent Quality Control

Imposes intensive quality checks and controls throughout the whole manufacturing processes from raw material procurement to packaging of finished products



Continual adherence to stringent quality control is vital for maintaining long-term business relationships with our multinational customer



*As of October 27, 2023
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

FENBO

An Established Market Presence and Dedicated Management Team



An established market presence, with over a decade of operating history and industry experience

The extensive industry knowledge and experience of the Group's dedicated management team is instrumental for business development as well as maintenance of a stable business relationship with Spectrum Brands



*As of October 27, 2023

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

FENBO

A Dedicated Management Team

Mr. Li Siu Lun Allan

- Chairman, Executive Director, and Chief Executive Officer
- Over 20 years of experience in marketing, administration, and operation

Mr. Li Kin Shing

- Executive Director and Founder of the Group
- Over 30 years of extensive experience in the personal care electric appliances and toy products industry

Mr. Fu Wai Yip Freddy

- Chief Financial Officer
- Over 12 years of experience in financial management

Mr. Chiu Yat Chung Gary

- Marketing Consultant
- Extensive experience in marketing and maintains a stable business relationship with the Group's largest customer, Spectrum Brands, for more than 15 years

Financial Highlights



Revenue



HK$'000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
140,685
119,728
61,396
58,567
FY2021
FY2022
2022
2023
For the 6 months ended June 30

Gross Profit



HK$'000
25,000
20,000
15,000
10,000
5,000
0
23,211
18,836
8,988
10,479
FY2021
FY2022
2022
2023
For the 6 months ended June 30

Business Strategies & Future Plans



Expand production capacity and capability

- Purchase and install new equipment to increase overall production capacity
- Devise effective management control over or re-engineer our production processes to optimize our production efficiency and to improve product quality
- Actively develop OBM business, via development, manufacture, and distribution of products under our own brand name

Strengthen engineering and R&D capabilities

- Recruit more engineers or additional R&D personnel
- Expand product range for potential ODM and OBM customers

Penetrate and further expand into existing and new geographic markets

- Enhance sales and marketing efforts in new or existing geographical markets, such as United States, and sales and service support, through establishment of subsidiaries and representative offices
- Further explore our relationship with Spectrum Brand to seek to extend product sales
- Leverage on the existing multinational customer to broaden customer base and market coverage
- Explore cooperative opportunities with new customers, to expand market share

Industry Overview

– Global market for personal care beauty appliance / hair styling tools

Market Size of Global Hair Styling Tool Industry by Sales Value, 2016-2026E

	2016-2021	2022E-2026E
CAGR	3.8%	**3.7%**



Billion US$
40.0
30.0
20.0
10.0
0.0
26.9
27.9
28.9
30.1
31.2
32.4
33.7
35.0
36.3
37.7
39.0
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

**Based on retail price*

Source: Frost & Sullivan

- Burgeoning demand for hair care appliances was driven by:
  - Introduction of multifunction features and designs of hair styling tools
  - Growing spending on personal grooming
  - Promotion via interactive social media
  - Adverse impact of chemical-based hair styling process
- The increase in promotion, in different media channels, and rise in awareness for personal grooming are expected to further support the growth of hair styling tool in the near future

FENBO

Industry Overview

– OEM market for personal care beauty appliance / hair styling tools in the PRC

Market Size of Hair Styling Tool OEM Industry by Revenue in the PRC, 2016-2026E

	2016-2021	2022E-2026E
CAGR	10.5%	**9.3%**


Million US$
6,000.0
5,000.0
4,000.0
3,000.0
2,000.0
1,000.0
0.0
2,010.1
1,985.9
2,011.8
2,252.3
3,015.7
3,310.3
3,608.2
3,927.4
4,311.0
4,732.2
5,158.1
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

**Based on ex-factory price*

Source: Frost & Sullivan

- The increase in promotion, in different media channels, and rise in awareness for personal grooming are expected to further support the growth of hair styling tool in the near future
- Favorable policy to reduce operational costs of electronics manufacturers, and government emphasis on R&D is expected to fuel demand for hair styling tool OEM services
- Well-developed supply chain in the PRC serves to attract more global brand owners outsourcing to OEMs

FENBO



For Enquiries

EF Hutton

division of Benchmark Investments, LLC

E-mail: syndicate@efhuttongroup.com

Tel: (212) 404-7002

FENBO